Exhibit 4

Members of the Supervisory Board
of Schering Aktiengesellschaft

As required by the German Stock Corporation Act, Schering AG has a two-tier board system, consisting of a Supervisory Board and an Executive Board. The principle function of the Supervisory Board is to supervise the Executive Board and to appoint and remove the members of the Executive Board. The Executive Board is responsible for managing the business of Schering AG in accordance with the German Stock Corporation Act and the Articles of Association of Schering AG.

The following table sets forth the name, business address, citizenship and present principal occupation or employment of each of the members of the Supervisory Board of Schering AG. Unless otherwise indicated, the business address of each individual listed below is Schering AG, Müllerstraße 178, 13353 Berlin, Germany, and the position listed is with Schering AG.

Name and Business Address	Citizenship	Present Principal Occupation or Employment
Dr. Giuseppe Vita	Italy	Chairman, Supervisory Board.
Norbert Deutschmann	Federal Republic of Germany	Vice-Chairman, Supervisory Board; Chairman, Berlin Works Council.
Dr. rec. oec. Karl-Hermann Baumann Siemens AG Wittelsbacherplatz 2 80333 Munich, Germany	Federal Republic of Germany	Member, Supervisory Board; Chairman, Supervisory Board, Siemens AG.
Hans-Georg Bleeck	Federal Republic of Germany	Member, Supervisory Board; Member, Works Council.
Prof. Dr. med. Piet Borst The Netherlands Cancer Institute Plesmanlaan 121 1066 CX Amsterdam The Netherlands	Netherlands	Member, Supervisory Board; Professor of Clinical Biochemistry, University of Amsterdam.
Dr. Mathias Doefner Axel Springer Verlag AG Axel-Springer-Str. 65 10888 Berlin, Germany	Federal Republic of Germany	Member, Supervisory Board; Chairman, Executive Board of Axel Springer Verlag AG.
Prof. John A. Dormandy St. George’s Hospital London SW 17 005 England	United Kingdom	Member, Supervisory Board; Professor of Vascular Sciences, University of London; Director, Vascular Clinical Research Unit, St. Georges Hospital, London.
Dr. rer. pol. Reiner Hagemann Allianz Versicherungs-AG Koeniginstrasse 28 80802 Munich, Germany	Federal Republic of Germany	Member, Supervisory Board; Chairman, Executive Board, Allianz Verischerungs-AG, Munich.
Johannes Heitbaum Schering AG Bergkamen 59192 Bergkamen	Federal Republic of Germany	Member, Supervisory Board; Vice Chairman, Bergkamen Works Council.
Dr. h.c. Martin Kohlhaussen Commerzbank AG Kaiserplatz 60261 Frankfurt am Main, Germany	Federal Republic of Germany	Member, Supervisory Board; Chairman, Supervisory Board, Commerzbank AG, Frankfurt/Main.
Hermann-Josef Lamberti Deutsche Bank AG Taunusanlage 12 60325 Frankfurt am Main, Germany	Federal Republic of Germany	Member, Supervisory Board; Member, Executive Board of Deutsche Bank AG, Frankfurt/Main.
Dr. med. Hans-Peter Niendorf	Federal Republic of Germany	Member, Supervisory Board; Senior Medical Advisor, Diagnostic Imaging.
Detlef Pfotenhauer	Federal Republic of Germany	Member, Supervisory Board; Chairman, Groups Works Council.
Dr. rer. oec. Ulrich Sommer	Federal Republic of Germany	Member, Supervisory Board; Area Manager Marketing Europe Region.
Sabine Süpke	Federal Republic of Germany	Member, Supervisory Board; District Manager, IG BCE for the Berlin-Mark Brandenburg district.
Heinz-Georg Webers Schering AG 59192 Bergkamen, Germany	Federal Republic of Germany	Member, Supervisory Board; Chairman, Central Works Council; Chairman, Bergkamen Works Council.

Members of the Executive Board
of Schering Aktiengesellschaft

The following table sets forth the name, business address, citizenship and present principal occupation or employment of each of the members of the Executive Board of Schering AG. Unless otherwise indicated, the business address of each individual listed below is Schering AG, Müllerstraße 178, 13353 Berlin, Germany, and the position listed is with Schering AG.

Name and Business Address	Citizenship	Present Principal Occupation or Employment
Dr. Hubertus Erlen	Federal Republic of Germany	Chairman, Executive Board (strategy and business development, corporate communication, senior executives, corporate auditing).
Dr. Karin Dorrepaal	The Netherlands	Member, Executive Board (Diagnostics & Radiopharmaceuticals, procurement, supply chain and environment).
Dr. Ulrich Köstlin	Federal Republic of Germany	Member, Executive Board (marketing and sales, Europe Region, Japan Region, Latin America/Canada Region, Asia/Pacific Region).
Lutz Lingnau 340 Changebridge Road P.O. Box 1000 Montville, NJ 07045-1000	Federal Republic of Germany	Vice Chairman, President & Chief Executive Officer, Schering Berlin Inc.; Member, Executive Board (Specialized Therapeutics, Dermatology, United States Region).
Marc Rubin, MD 340 Changebridge Road P.O. Box 1000 Montville, NJ 07045-1000	United States of America	Member, Executive Board (development and Oncology).
Dr. Jörg Spiekerkötter	Federal Republic of Germany	Member, Executive Board (finance and administration, information technology, human resources).
Prof. Dr. Dr. h.c. Günter Stock	Federal Republic of Germany	Member, Executive Board (research, Gynecology & Andrology).